Exhibit 10.7
LICENSE AGREEMENT
     THIS LICENSE AGREEMENT (this “Agreement”), made and entered into effective as of the May 1, 2006, by and among RX DEVELOPMENT RESOURCES, LLC., a Florida limited liability company (“Licensor”), and FOCUS-ED, LLC, a Florida limited liability company (“Licensee”).
WITNESSETH
     WHEREAS, Licensor owns and holds a leasehold interest (the “Leasehold”) in certain office space (“Office”) located in a building and appurtenant grounds located at 3110 Cherry Palm Drive, Suite 350, Tampa, Florida 33619 (the “Building”); and
     WHEREAS, Licensor conducts its business within the Office; and
     WHEREAS, Licensor is willing to grant to Licensee a license to conduct its business from within the Office as well, as Licensee desires to so license such space pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of these premises, and of the mutual covenants hereinafter contained, the parties hereby agree as follows:
     1. License. Licensor hereby grants to Licensee a license for (i) the non-exclusive use of the common areas of the Office and Building (“Common Area”) and (ii) the exclusive use of the approximately 415 square feet of dedicated area indicated on Exhibit “A” hereto for use by Licensee in conducting its business as is currently being conducted (the “Dedicated Area”), upon the terms and conditions hereinafter set forth (the “License”).
     2. Term. The term of the License and this Agreement shall terminate upon the first to occur of (i) April 30, 2007, or (ii) the date that is ninety (90) days after Licensee gives written notice to Licensor of its election to cancel this Agreement. This Agreement and the parties’ respective rights and obligations hereunder are subject and subordinate to the lease agreement creating the Leasehold.
     3. Permitted Use. Licensee shall use the License for only the purpose of conducting Licensee’s pharmaceutical educational business and strictly within such reasonable conditions and parameters as the Licensor may direct from time to time in its sole discretion.
     4. Consideration. As consideration for the License, Licensee shall pay to Licensor license fee of $535.79 per month, due and payable in advance on or before the fifth (5th) day of each calendar month. In addition, Licensee shall pay to Licensor a monthly overhead sharing payment for all common and shared overhead expenses, as same shall be determined from month to month by Licensor in its reasonable discretion. All state and local sales, excise and use taxes imposed by law on all or any of the foregoing shall be paid by Licensee and shall be remitted together with the license fee.
     The parties acknowledge and agree that the consideration being paid hereunder has been negotiated between the parties at arms length, taking into account market-related and other factors deemed relevant by the parties, and that such amounts are not based in any way on the number or value of any referrals that either party may make to the other; accordingly, such consideration represents, in the parties good-faith judgment, fair market value for the rights and privileges being obtained by Licensee and those being provided by Licensor.
     5. Staff, Equipment and Other Services.
          (a) Staff. Licensor shall have exclusive control over all non-shared Licensor personnel in the Office, excluding only the fully dedicated employees and contractors of Licensee. Notwithstanding any provision of this Agreement to the contrary, Licensee shall be fully responsible for, and hereby agrees to indemnify and hold Licensor harmless from and against, all actions or non-actions of the Staff that are performed at the direction of, or on behalf of, Licensee or any of its officers, directors, shareholders, employees or agents.
          (b) Equipment. Licensor shall have the exclusive right, in its sole and absolute discretion, to purchase or lease new furniture, fixtures and medical and office equipment for the Office. Licensor shall have the exclusive right to alter, dispose of, or replace any and all furniture, fixtures and medical and office equipment in the Officer from time-to-time in its sole and absolute discretion, but excluding any and all such items that are owned or leased by Licensor. Licensee shall be entitled to bring and house in the Dedicated Space such furniture, fixtures, and medical and office equipment reasonably necessary to conduct his business, but subject to space limitations in Licensor’s discretion.
          (c) Other. Except as otherwise agreed between the parties, Licensor and Licensee shall each provide all their own professional and office staff, as well as all office supplies and equipment. Neither party shall have any obligation or liability to the other with respect to the providing or rendering of (or failure to provide or render) any such staff or services. Licensor shall also be responsible for providing and paying for all utilities, phone services and janitorial services, and such services shall be included as part of the services provided under the license.
     6. Insurance.
          (a) Licensor shall maintain in full force and effect during the term of this Agreement commercial general liability insurance against the claims of all persons for personal injuries or property damage, or both, arising out of or incident to Licensor’s and Licensee’s use of the Office and all property covered by the Leasehold (including, but not limited to, the Common Areas Dedicated Area) and in an amount of not less than $300,000 for property damage loss from any one accident, $1,000,000 for personal injuries from any one accident, and $1,000,000 for injuries to any one person for any one accident. Licensee shall be named as an additional insured under such policies. Licensor shall, within ten (10) days of a request by Licensee, deliver to Licensee certificates evidencing such coverage. Such certificates shall provide that the coverage cannot be canceled without at least thirty (30) days prior written notice to Licensee.
          (b) Each of the parties shall be responsible for its own professional or errors & omissions liability insurance covering itself and its employees, and each party shall indemnify the other against any liabilities or damages arising from any such claim or actions or such party’s failure to carry such insurance.
     7. Confidentiality. Neither party shall access or otherwise undertake, or have any right or entitlement, to view any of the records whatsoever of the other party, and each party shall comply with the Health Insurance Portability and Accountability Act and all other applicable state and other laws governing the confidentiality of medical, research and other records. Each party shall keep the terms of this Agreement confidential and shall not divulge or disclose to any other party any information concerning the other party, its healthcare practice or procedures, or the manner and method by which such party conducts its business. The provisions of this section shall survive the expiration, cancellation or termination of this Agreement.
     8. Licensee’s Default. In the event that Licensee (i) continues in default of this Agreement for period of more than ten (10) days after written notice thereof from Licensor to Licensee, (ii) or any of its owners becomes the subject of a voluntary or involuntary action in a bankruptcy or similar proceeding, makes a general assignment for the benefit of creditors, becomes insolvent, or a receiver is appointed for Licensee or any of its owners, or (iii) is dissolved or liquated, then Licensor shall have the right to immediately terminate this Agreement and the License, and shall have any and all remedies in equity or at law as a result of Licensee’s default.
     9. Relationship of Parties. The parties acknowledge and agree that their respective businesses are independent and separate. This Agreement shall not be deemed to create a partnership or other joint venture between Licensor and Licensee and neither party shall assert any such claim or be responsible for, supervise, or direct the business operations performed by the other party and shall not be liable for the services provided by the other party. Each party hereto acts independently of the other, this Agreement merely establishing the sharing of office space.
     10. Indemnity. Licensee and Licensor each (as “Indemnitor”) agrees to indemnify and hold harmless the other party and its stockholders, partners, owners, officers, directors, employees and agents (as “Indemnified Party”) from and against any and all claims (including professional malpractice), liabilities, costs, damages and other expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party resulting from or arising out of any breach of any provision of this Agreement or any action or omission taken by the Indemnitor with respect, directly or indirectly, to the Indemnitor’s duties or obligations under this Agreement, or for loss of, or damage or injury to, persons or property caused by any act, fault, omission or neglect of Indemnitor or any of its stockholders, partners, owners, officers, directors, employees and agents. This indemnification obligation shall survive the expiration, cancellation or termination of this Agreement.

     11. Not a Lease. It is understood that nothing herein shall be construed as granting Licensee a leasehold estate in the Office or the Building.
     12. Miscellaneous.
          (a) Non-Waiver of Subsequent Defaults. Any failure of Licensor to enforce any provision of this Agreement, or to demand strict compliance therewith, upon any default by Licensee shall not be construed as modifying the terms of this Agreement or as a waiver of Licensor’s right to terminate this Agreement as herein provided or otherwise to enforce the provisions hereof upon any subsequent default by Licensee, unless such modification or waiver is in writing, signed by Licensor.
          (b) Attorneys’ Fees. If either Licensor or Licensee shall commence any legal proceedings against the other with respect to the enforcement or interpretation of any of the terms and conditions of this Agreement, the non-prevailing party therein shall pay to the other expenses incurred by said other party in said litigation, including reasonable attorneys’ fees as may be fixed by the court having jurisdiction over the matter, including attorneys’ fees in appellate and bankruptcy court proceedings.
          (c) Notices. Any notice or demand required under this Agreement shall be in writing and shall be deemed to have been delivered when (i) personally delivered, or (ii) mailed by registered or certified mail, return receipt requested, and addressed to Licensor at the Building and to Licensee at the Building. Such addresses may be changed by written notice as provided in this subsection, but shall only be effective upon receipt.
          (d) Integration and Modification. This Agreement constitutes a complete and total integration of the agreement of the parties, and all antecedent agreements, promises, representations and affirmations, whether written or oral are merged herein and superseded hereby. No oral promises, representations or affirmations made contemporaneously with the execution of this Agreement shall operate to modify, enlarge or contradict its express terms. This Agreement may be modified by the subsequent agreement of the parties, but no such modification shall be operative unless contained in a writing signed by the party to be charged thereunder.
          (e) Interpretation. The covenants contained herein shall bind, and the benefits hereof shall inure to, the respective heirs, personal representatives, successors and permitted assigns of the parties hereto, jointly and severally. Unless the context requires otherwise, the singular shall be construed to include the plural and vice versa. The section headings used herein are for indexing purposes only and are not to be used in interpreting or construing the terms of this Agreement.
          (f) Partial Invalidity. If any provision of this Agreement or application thereof to any person or circumstances shall to any extent be invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          (g) Time. Time is of the essence of this Agreement and each and every provision hereof.
          (h) Impartial Interpretation. This Agreement is the result of negotiations between Licensor and Licensee and therefore the language contained in this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either Licensor or Licensee.
          (i) Assignment. This Agreement shall not be assignable, but it shall be binding upon the parties hereto and their respective successors.
          (j) Florida Law. This Agreement shall be given effect, and shall be constructed and construed by application of the laws of Florida. The parties agree that venue for any action arising under or as a result or in connection with this Agreement shall be proper in Hillsborough County, Florida.
          (k) Counterparts. This Agreement may be executed in one or more duplicate counterparts, each of which shall upon execution by all parties be deemed to be an original
[THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURES ON FOLLOWING PAGE.]

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.

Signed, sealed and delivered in our presence as witnesses:	RX DEVELOPMENT RESOURCES, LLC, a Florida limited liability company

	By:	/s/ Barry Butler

Barry Butler, Managing Member

/s/ Roger Vogel		“Licensor”
As to Licensor

FOCUS-ED, LLC, a Florida limited liability company

	By:	/s/ Philippe Boulangeat

	Print Name:	Philippe BOULANGEAT

	Title:	President

/s/ Penelope A. Cobb
As to Licensee		“Licensee”